Exhibit 99.1

The Michaels Companies Announces Second Quarter Fiscal 2020 Results

  Net Sales increase of 11.1% to $1.148 billion; Comparable Store Sales increase of 12.0%; including e-commerce growth of 353.1%
  Operating Income $53.3 million, Adjusted Operating Income increase of 40.7% to $105.8 million
  Free Cash Flow of $331 million, liquidity of approximately $1.3 billion, inclusive of $651 million in cash
  Michaels to hold virtual investor day on September 24, 2020

IRVING, Texas--(BUSINESS WIRE)--September 3, 2020--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the second quarter fiscal 2020 ended August 1, 2020.

Ashley Buchanan, Michaels Chief Executive Officer commented, “Michaels strong second quarter results are a testament to the solid execution of our team in an unprecedented environment. We saw strong demand and customer engagement across our stores, and the multiple omnichannel touchpoints we introduced over the past few months. Looking ahead, we will continue to focus on serving our customers and executing to the pillars that underpin our Maker strategy: strengthening our retail foundation, modernizing our omnichannel experience and establishing our position as the Expert for the Maker.”

Mr. Buchanan added, “Strong performance combined with proactive cash management actions taken earlier this year resulted in outstanding quarterly free cash flow generation. We ended the second quarter in a strong liquidity position of $1.3 billion, approximately $100 million higher than at the start of the fiscal year. This gives us great confidence in our ability to navigate the current environment while advancing our strategic priorities and positioning Michaels for long-term growth. We look forward to sharing more details about our future direction and long-term expectations at our upcoming investor day later this month.”

Key Financial Results:

	13 Weeks Ended August 1, 2020	13 Weeks Ended August 3, 2019	26 Weeks Ended August 1, 2020	26 Weeks Ended August 3, 2019
Net Sales	$1,148.2M	$1,033.7M	$1,948.1M	$2,127.4M
Comp. Store Sales	12.0%	0.3%	(8.4%)	(1.4%)
Operating Income (Loss)	$53.3M	$71.3M	($7.4M)	$164.0M
Net (Loss) Income	($7.8M)	$24.5M	($71.3M)	$62.2M
Diluted (Loss) Earnings per Share	($0.05)	$0.16	($0.48)	$0.39
Adjusted Operating Income[1]	$105.8M	$75.2M	$45.1M	$176.6M
Adjusted Net Income (Loss)[1]	$44.7M	$29.6M	($31.6M)	$78.6M
Adjusted Diluted Earnings (Loss) per Share[1]	$0.30	$0.19	($0.22)	$0.50
[1] See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.

Key Highlights

  All stores reopened by the beginning of July. Michaels achieved positive second quarter comparable store sales of 12%, driven by strong demand both in our open stores and in e-commerce.
  Second quarter e-commerce growth of more than 350% year over year was driven by enhanced and expanded omnichannel capabilities including curbside pick-up, same day delivery, ship from store, BOPIS, in-app purchases and more.
  Paid down remaining $300 million of the $600 million revolver draw down done in the first quarter, resulting in full availability under the revolving credit facility.

Second Quarter Fiscal 2020 (13 weeks ended August 1, 2020):

  The 11.1% increase in sales for the second quarter of fiscal 2020 compared to the same period in the prior year was due to a 12% increase in comparable store sales and sales related to 13 additional stores (net of closures) since the end of the second quarter of fiscal 2019, partially offset by a sales decline due to the closure of our wholesale business.
  Operating income was $53.3 million compared to operating income of $71.3 million in the second quarter of fiscal 2019. Adjusted operating income for the second quarter of fiscal 2020 was $105.8 million compared to $75.2 million in adjusted operating income in the second quarter of fiscal 2019. A full reconciliation of Adjusted operating income is available within the tables of this press release.

Balance sheet and liquidity highlights:

  The Company ended the second quarter of fiscal 2020 in a strong liquidity position of approximately $1.3 billion, inclusive of our cash balance of $651 million and our undrawn revolving credit facility.

Outlook:

Given the continued uncertainty due to the COVID-19 pandemic, including a dynamic and uncertain outlook for consumer spending patterns and associated government policies, the Company is not providing any additional financial outlook information at this time.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, September 3, 2020, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10147030. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 3 months after the call. Additionally, a telephone replay will be available until September 19, 2020, by dialing (877) 344-7529 or (412) 317-0088, access code 10147030.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating income, adjusted diluted earnings (loss) per share, adjusted net income (loss), EBITDA and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2020 results on a comparable basis with its quarterly and fiscal 2019 results.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, including with respect to liquidity and capital resources, the introduction of new capabilities, our ability to navigate the COVID-19 pandemic and the opening of stores following temporary closures, expected costs of the closure of Darice operations and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of the adverse effect of the ongoing COVID-19 outbreak; economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,270 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, Canada.michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 3,	August 3,	August 3,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,148,170	$1,033,689	$1,948,058	$2,127,408
Cost of sales and occupancy expense	805,658	666,703	1,383,724	1,342,783
Gross profit	342,512	366,986	564,334	784,625
Selling, general and administrative	289,053	290,074	570,394	610,670
Restructure charges	—	3,869	—	6,956
Store pre-opening costs	186	1,743	1,345	2,969
Operating income (loss)	53,273	71,300	(7,405)	164,030
Interest expense	36,740	40,134	74,863	77,493
Losses on early extinguishments of debt and refinancing costs	—	1,155	—	1,155
Other expense (income), net	1,365	(252)	(1,558)	2,853
Income (loss) before income taxes	15,168	30,263	(80,710)	82,529
Income taxes	22,925	5,716	(9,448)	20,291
Net (loss) income	$(7,757)	$24,547	$(71,262)	$62,238

Other comprehensive income (loss), net of tax:
Foreign currency and cash flow hedges	8,960	(4,762)	(5,376)	(9,588)
Comprehensive income (loss)	$1,203	$19,785	$(76,638)	$52,650

(Loss) earnings per common share:
Basic	$(0.05)	$0.16	$(0.48)	$0.39
Diluted	$(0.05)	$0.16	$(0.48)	$0.39
Weighted-average common shares outstanding:
Basic	147,296	157,272	147,080	157,511
Diluted	147,296	157,273	147,080	157,535

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended		26 Weeks Ended
	August 1,	August 3,	August 3,	August 3,
	2020	2019	2020	2019
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	70.2	64.5	71.0	63.1
Gross profit	29.8	35.5	29.0	36.9
Selling, general and administrative	25.2	28.1	29.3	28.7
Restructure charges	—	0.4	—	0.3
Store pre-opening costs	—	0.2	0.1	0.1
Operating income (loss)	4.6	6.9	(0.4)	7.7
Interest expense	3.2	3.9	3.8	3.6
Losses on early extinguishments of debt and refinancing costs	—	0.1	—	0.1
Other expense (income), net	0.1	—	(0.1)	0.1
Income (loss) before income taxes	1.3	2.9	(4.1)	3.9
Income taxes	2.0	0.6	(0.5)	1.0
Net (loss) income	(0.7)%	2.4%	(3.7)%	2.9%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	August 1,	February 1,	August 3,
(in thousands, except per share data)	2020	2020	2019
ASSETS
Current Assets:
Cash and equivalents	$651,118	$409,964	$130,981
Merchandise inventories	1,021,691	1,097,109	1,256,465
Prepaid expenses and other	60,721	62,287	69,672
Accounts receivable, net	31,043	30,442	23,941
Total current assets	1,764,573	1,599,802	1,481,059
Property and equipment, at cost	1,738,883	1,706,520	1,703,912
Less accumulated depreciation and amortization	(1,326,620)	(1,276,088)	(1,266,421)
Property and equipment, net	412,263	430,432	437,491
Operating lease assets	1,552,626	1,610,013	1,611,029
Goodwill	94,290	94,290	112,069
Other intangible assets, net	59,839	66,417	14,082
Deferred income taxes	22,435	18,201	28,142
Other assets	17,322	18,940	23,277
Total assets	$3,923,348	$3,838,095	$3,707,149

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$627,619	$476,298	$533,473
Accrued liabilities and other	368,075	347,136	321,847
Current portion of operating lease liabilities	329,465	306,796	298,993
Current portion of long-term debt	24,900	24,900	24,900
Income taxes payable	29,141	41,236	11,974
Total current liabilities	1,379,200	1,196,366	1,191,187
Long-term debt	2,633,643	2,644,460	2,655,391
Long-term operating lease liabilities	1,317,378	1,357,821	1,377,039
Other liabilities	103,010	85,912	71,102
Total liabilities	5,433,231	5,284,559	5,294,719

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 147,437 shares issued and outstanding at August 1, 2020; 146,803 shares issued and outstanding at February 1, 2020; and 155,199 shares issued and outstanding at August 3, 2019	9,897	9,852	10,419
Additional paid-in-capital	18,046	4,872	—
Accumulated deficit	(1,509,619)	(1,438,357)	(1,573,843)
Accumulated other comprehensive loss	(28,207)	(22,831)	(24,146)
Total stockholders’ deficit	(1,509,883)	(1,446,464)	(1,587,570)
Total liabilities and stockholders’ deficit	$3,923,348	$3,838,095	$3,707,149

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
	August 1,	August 3,
(in thousands)	2020	2019
Cash flows from operating activities:
Net (loss) income	$(71,262)	$62,238
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Non-cash operating lease expense	161,542	162,861
Depreciation and amortization	64,090	62,730
Share-based compensation	13,188	12,006
Debt issuance costs amortization	1,882	2,539
Loss on write-off of investment	—	5,036
Accretion of long-term debt, net	131	(262)
Restructure charges	—	6,956
Impairment of intangible assets	3,500	—
Deferred income taxes	(2,979)	39
Gain on sale of building	(101)	—
Losses on early extinguishments of debt and refinancing costs	—	1,155
Changes in assets and liabilities:
Merchandise inventories	76,027	(148,311)
Prepaid expenses and other	1,566	(10,782)
Accounts receivable	8,384	37,674
Other assets	1,232	(9,391)
Operating lease liabilities	(121,203)	(140,287)
Accounts payable	150,391	44,537
Accrued interest	7,367	(1,045)
Accrued liabilities and other	12,406	(54,843)
Income taxes	(19,953)	(34,327)
Other liabilities	13,541	(631)
Net cash provided by (used in) operating activities	299,749	(2,108)

Cash flows from investing activities:
Additions to property and equipment	(46,449)	(57,533)
Proceeds from sale of building	875	—
Net cash used in investing activities	(45,574)	(57,533)

Cash flows from financing activities:
Common stock repurchased	(571)	(27,289)
Payments on term loan credit facility	(12,450)	(12,450)
Payment of 2020 senior subordinated notes	—	(510,000)
Issuance of 2027 senior notes	—	500,000
Borrowings on asset-based revolving credit facility	600,000	—
Payments on asset-based revolving credit facility	(600,000)	—
Payment of debt refinancing costs	—	(6,032)
Proceeds from stock options exercised	—	506
Net cash used in financing activities	(13,021)	(55,265)

Net change in cash and equivalents	241,154	(114,906)
Cash and equivalents at beginning of period	409,964	245,887
Cash and equivalents at end of period	$651,118	$130,981

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 3,	August 1,	August 3,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$355,276	$(35,906)	$299,749	$(2,108)
Non-cash operating lease expense	(80,371)	(81,490)	(161,542)	(162,861)
Depreciation and amortization	(31,247)	(31,241)	(64,090)	(62,730)
Share-based compensation	(4,653)	(4,755)	(13,188)	(12,006)
Debt issuance costs amortization	(942)	(1,302)	(1,882)	(2,539)
Loss on write-off of investment	—	—	—	(5,036)
Accretion of long-term debt, net	(65)	132	(131)	262
Restructure charges	—	(3,869)	—	(6,956)
Impairment of intangible assets	(3,500)	—	(3,500)	—
Deferred income taxes	118	101	2,979	(39)
Gain on sale of building	—	—	101	—
Losses on early extinguishments of debt and refinancing costs	—	(1,155)	—	(1,155)
Changes in assets and liabilities	(242,373)	184,032	(129,758)	317,406
Net (loss) income	(7,757)	24,547	(71,262)	62,238
Interest expense	36,740	40,134	74,863	77,493
Income taxes	22,925	5,716	(9,448)	20,291
Depreciation and amortization	31,247	31,241	64,090	62,730
Interest income	(259)	(904)	(1,282)	(1,715)
EBITDA	82,896	100,734	56,961	221,037
Adjustments:
COVID-19 expense (1)	3,679	—	18,527	—
Losses on early extinguishments of debt and refinancing costs	—	1,155	—	1,155
Share-based compensation	4,653	4,755	13,188	12,006
Restructure charges	—	3,869	—	6,956
Darice liquidation charges	52,486	—	52,486	—
Severance costs	4,072	950	4,870	3,491
Store pre-opening costs	186	1,743	1,345	2,969
Store remodel costs	234	2	449	68
Foreign currency transaction losses (gains), net	1,516	541	(330)	468
Store closing costs	142	(126)	811	(947)
Consultant costs	4,909	—	4,909	—
CEO severance costs	—	—	—	5,569
Other(2)	2,916	1,736	5,661	2,700
Adjusted EBITDA	$157,689	$115,359	$158,877	$255,472
(1)	Includes costs attributable to the COVID-19 pandemic including hazard pay for team members, costs associated with furloughed employees, certain inventory charges and sanitation supplies.
(2)	Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses, director's fees, search costs and the support center move.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 3,	August 1,	August 3,
(In thousands, except per share)	2020	2019	2020	2019
Operating income (loss)	$53,273	$71,300	$(7,405)	$164,030
Restructure charges (a)	—	3,869	—	6,956
Darice liquidation charges (b)	52,486	—	52,486	—
CEO severance costs	—	—	—	5,569
Adjusted operating income	$105,759	$75,169	$45,081	$176,555

Net (loss) income	$(7,757)	$24,547	$(71,262)	$62,238
Restructure charges (a)	—	3,869	—	6,956
Darice liquidation charges (b)	52,486	—	52,486	—
CEO severance costs	—	—	—	5,569
Write-off of investment (c)	—	—	—	5,036
Losses on early extinguishments of debt and refinancing costs	—	1,155	—	1,155
Interest on 2020 senior subordinated notes (d)	—	1,748	—	1,748
Tax adjustment for above items (e)	(12,859)	(1,703)	(12,859)	(4,093)
Change in estimated tax impact of CARES Act (f)	12,875	—	—	—
Adjusted net income (loss)	$44,745	$29,616	$(31,635)	$78,609

(Loss) earnings per common share, diluted	$(0.05)	$0.16	$(0.48)	$0.39
Restructure charges (a)	—	0.02	—	0.04
Darice liquidation charges (b)	0.35	—	0.36	—
CEO severance costs	—	—	—	0.04
Write-off of investment (c)	—	—	—	0.03
Losses on early extinguishments of debt and refinancing costs	—	0.01	—	0.01
Interest on 2020 senior subordinated notes (d)	—	0.01	—	0.01
Tax adjustment for above items (e)	(0.09)	(0.01)	(0.09)	(0.03)
Change in estimated tax impact of CARES Act (f)	0.09	—	—	—
Adjusted earnings (loss) per common share, diluted	$0.30	$0.19	$(0.22)	$0.50
(a)	Excludes charges related to the closure of our Pat Catan's stores.
(b)

Excludes charges related to the closure of the Darice wholesale business which consist primarily of a $45.5 million charge in gross profit related to the liquidation of inventory and $7.0 million included in selling, general and administrative associated with the write-off of indefinite-lived intangible assets and employee-related expenses.

(c)	Excludes the write-off of an investment in a liquidated business.
(d)

Excludes interest paid on our 2020 Senior Subordinated notes during the period between the issuance of our 2027 Senior Notes and when the proceeds from that issuance were used to redeem the 2020 Senior Subordinated Notes.

(e)

Adjusts for the tax impact of the restructure charges, the Darice liquidation charges, the CEO severance costs, the write-off of an investment in a liquidated business, early extinguishments of debt and refinancing costs and interest on a portion of our 2020 senior subordinated notes.

(f)	Excludes a change in the estimated impact of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		26 Weeks Ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019

Store open at beginning of period	1,271	1,260	1,274	1,258
New stores	4	4	5	8
Relocated stores opened	—	1	6	8
Closed stores	—	(2)	(4)	(4)
Relocated stores closed	—	(1)	(6)	(8)
Store open at end of period	1,275	1,262	1,275	1,262

Other Operating Data:
Average inventory per store (in thousands)	$797	$944	$797	$944
Comparable store sales	12.0%	0.3%	(8.4)%	(1.4)%
Comparable store sales, at constant currency	12.3%	0.4%	(8.1)%	(1.1)%

Contacts

Investor Contact:
Jim Mathias
972.409.1393
James.Mathias@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com